Exhibit 10.18

EXECUTION COPY

THIRD AMENDMENT TO CREDIT AGREEMENT,

WAIVER AND CONSENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, WAIVER AND CONSENT (this “Amendment”), dated as of February 26, 2004, is by and among INSIGHT HEALTH SERVICES CORP., a Delaware corporation (the “Borrower”), the Guarantors parties hereto, the Lenders parties hereto, BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as Syndication Agent (in such capacity, the “Syndication Agent”) and THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent (in such capacity, the “Documentation Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent, the Subsidiary Guarantors, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent entered into that certain Credit Agreement dated as of October 17, 2001 (as amended by that certain First Amendment to Credit Agreement, Waiver and Consent dated as of January 24, 2003, and that certain Second Amendment to Credit Agreement, Waiver and Consent dated as of July 11, 2003, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that certain provisions of the Existing Credit Agreement be amended; and

WHEREAS, the parties have agreed to amend the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1       Certain Definitions.  Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“RemainCo Acquisition Closing” shall have the meaning assigned to the term “Closing” in Section 2.3 of the RemainCo Purchase Agreement.

“RemainCo Acquisition Closing Conditions” means:

(i)            The Administrative Agent shall have received (and will promptly furnish to the Lenders) an executed copy of the RemainCo Purchase Agreement, certified by an Executive Officer of the Borrower to be true, correct and complete.

(ii)           The Administrative Agent shall have received (and will promptly furnish to the Lenders) the financial statements of Comprehensive Medical Imaging, Inc. and its Subsidiaries referred to in Section 4.7 of the RemainCo Purchase Agreement.

(iii)          The Acquisition of the RemainCo Shares purchased in the RemainCo Acquisition Closing shall have been consummated on or before April 30, 2004 in accordance with the terms of the RemainCo Purchase Agreement and in compliance with applicable law and regulatory approvals, and all material conditions precedent to the obligation of the buyer for the RemainCo Acquisition Closing under the RemainCo Purchase Agreement shall have been satisfied.  The RemainCo Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in a manner materially adverse to the Administrative Agent and/or the Lenders without the prior written consent of the Administrative Agent.

“Third Amendment Effective Date” is defined in the first paragraph of Part 4 hereof.

SUBPART 1.2       Other Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Third Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2.

SUBPART 2.1       Amendments to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended in the following respects:

(a)           The definition of “Lien” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference,

priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

(b)           The following new definitions are hereby added to Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order:

“RemainCo” means Comprehensive Medical Imaging, Inc.

“RemainCo Acquisition” means the Acquisition by InSight Health Corp. of the RemainCo Shares pursuant to the RemainCo Purchase Agreement.

“RemainCo Shares” means all of the issued and outstanding shares of Capital Stock of RemainCo .

“RemainCo Purchase Agreement” means the Stock Purchase Agreement dated as of February 13, 2004 by and among InSight Health Corp., Cardinal Health 414, Inc., RemainCo, and Cardinal Health, Inc. in respect of the RemainCo Acquisition, together with all schedules and exhibits thereto.

“Third Amendment” means the Third Amendment to Credit Agreement, Waiver and Consent dated as of February 26, 2004 by and among the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent.

SUBPART 2.2       Amendments to Section 7.9.  Subsections (a) and (b) of Section 7.9 of the Existing Credit Agreement is hereby amended in their entireties to read as follows:

7.9          Financial Covenants.

(a)           Senior Leverage Ratio.  The Senior Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, shall be less than or equal to:

Fiscal Year	September 30	December 31	March 31	June 30
2003	2.50 to 1.00	2.50 to 1.00	2.85 to 1.00	2.85 to 1.00
2004	2.85 to 1.00	2.85 to 1.00	2.85 to 1.00	2.85 to 1.00
2005	2.85 to 1.00	2.85 to 1.00	2.85 to 1.00	2.85 to 1.00
2006	2.85 to 1.00	2.85 to 1.00	2.75 to 1.00	2.75 to 1.00
2007	2.75 to 1.00	2.75 to 1.00	2.50 to 1.00	2.50 to 1.00
2008	2.50 to 1.00	2.50 to 1.00	2.25 to 1.00	2.25 to 1.00
Thereafter	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00

(b)           Total Leverage Ratio.  The Total Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, shall be less than or equal to:

Fiscal Year	September 30	December 31	March 31	June 30
2003	5.00 to 1.00	5.00 to 1.00	4.90 to 1.00	4.75 to 1.00
2004	4.75 to 1.00	4.75 to 1.00	5.00 to 1.00	5.00 to 1.00
2005	5.00 to 1.00	5.00 to 1.00	5.00 to 1.00	5.00 to 1.00
2006	5.00 to 1.00	5.00 to 1.00	4.75 to 1.00	4.75 to 1.00
2007	4.50 to 1.00	4.50 to 1.00	4.25 to 1.00	4.25 to 1.00
2008	4.25 to 1.00	4.25 to 1.00	4.00 to 1.00	4.00 to 1.00
Thereafter	3.75 to 1.00	3.75 to 1.00	3.75 to 1.00	3.75 to 1.00

SUBPART 2.3       Amendments to Section 8.1.  Section 8.1(c) is hereby amended in its entirety to read as follows:

8.1          Indebtedness.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

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(c)           (i) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) (A) hereafter incurred by the Borrower or any of its Restricted Subsidiaries to finance the purchase of fixed assets or (B) assumed or acquired by the Borrower and its Restricted Subsidiaries in connection with any transaction otherwise permitted by this Credit Agreement, (ii) Indebtedness hereafter incurred by the Borrower or any of its Restricted Subsidiaries to finance the payment of insurance premiums, (iii) unsecured Indebtedness assumed by the Borrower and its Restricted Subsidiaries in connection with a Permitted Acquisition and (iv) unsecured Indebtedness (in addition to Indebtedness permitted pursuant to Section 8.1(f)) of the Borrower issued to the seller to pay a portion of the purchase price for any Person or Property acquired in a Permitted Acquisition, provided that (A) the aggregate principal amount of all such Indebtedness for all such Persons shall not exceed $60,000,000 at any one time outstanding; (B) the aggregate principal amount of all such Indebtedness for all such Persons that are Joint Ventures shall not exceed at any one time outstanding (1) during the period from the Closing Date through and including March 31, 2005, $10,000,000, and (2) at any time thereafter, $15,000,000; (C) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (D) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (plus premiums, accrued interest and costs of refinancing);

SUBPART 2.4       Amendments to Section 8.2.  Subsections (c), (g) and (q) of Section 8.2 of are hereby amended in their entireties to read as follows:

8.2          Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for:

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(c)           (i) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than with respect to obligations for the payment of borrowed money), (ii) the contractual Lien of the landlord under that certain Lease Agreement dated June 26, 2000 for the diagnostic medical imaging center located at 25775 West McBean Pkwy, Suite 100, Valencia, California 91355, which lease agreement is being assumed by InSight Health Corp. in connection with the CMI Acquisition, and (iii) contractual Liens of landlords under the lease agreements described on Schedule 8.2(c), which lease agreements are obligations of RemainCo and/or its Subsidiaries and will become obligations of the applicable Consolidated Party upon the closing of the RemainCo Acquisition, provided that, in the case of each of clauses (i), (ii) and (iii) above, such Liens secure only amounts not more than 30 days past due and payable or, if due and payable, no action has been taken to enforce any such Lien or, if action has been taken to enforce any such Lien, such action is being contested in good faith by appropriate proceedings by the Credit Parties in a manner which stays enforcement thereof and for which adequate reserves determined in accordance with GAAP have been established;

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(g)           (i) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c)(i), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof and secures only the repayment of such purchase money Indebtedness (including Capital Leases and Synthetic Leases); and

(ii) Liens on the amounts payable to any Person under an insurance policy securing Indebtedness of such Person incurred to finance the premium for such insurance policy and permitted under Section 8.1(c)(ii).

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(q)           (i)            Liens existing as of the Closing Date and set forth on Schedule 8.2 (and renewals, replacements, refinancings and extensions thereof to the extent permitted under Section 8.1), provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date; and

(ii)           the Lien granted by Comprehensive Diagnostic Imaging, Inc. (as successor in interest to Physicians Plaza Medical Imaging Center, LP). in favor of J. Norman Liu, M.D., Inc. (as successor in interest to Plaza Radiology Medical Group, Inc.), as such Lien exists on the Third Amendment Effective Date, provided that (A) such Lien shall not at any time be extended to or cover any Property other than the type of Property subject thereto on the Third Amendment Effective Date and (B) no action has been taken to enforce such Lien or, if action has been taken to enforce such Lien, such action is being contested in good faith by appropriate proceedings by the Credit Parties in a manner which stays enforcement thereof and for which adequate reserves determined in accordance with GAAP have been established.

SUBPART 2.5       New Schedule 8.2(c).  The Existing Credit Agreement is hereby amended by adding a new Schedule 8.2(c) in the form of Schedule 8.2(c) attached hereto.

PART 3

WAIVERS AND CONSENT

Subject to the occurrence of the Third Amendment Effective Date, the Required Lenders, the Required Revolving Lenders and the Required Unfunded New Delayed-Draw Term Lenders agree that, provided that the RemainCo Acquisition Closing Conditions shall have been satisfied for the RemainCo Acquisition Closing (in each case as reasonably determined by the Administrative Agent):

(a)           The requirement that the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, any earn-out payments, and any proceeds of any Equity Issuance by any Consolidated Party to any of the Sponsors or the Related Parties in connection with such Acquisition) paid by the Consolidated Parties in respect of the RemainCo Acquisition not exceed $30,000,000, as set forth in clause (i)(vii)(A) of Section 8.6 of the Amended Credit Agreement, is hereby waived; provided, however, that the aggregate purchase price (excluding fees and expenses associated with the RemainCo Acquisition and the financing thereof, but specifically including any amounts paid to satisfy the Liens and obligations described in subparagraph (d) of this Part 3 to the extent that the Consolidated Parties are not indemnified for such amounts by Cardinal Health, Inc. and/or its affiliates pursuant to the RemainCo Purchase Agreement) paid by the Consolidated Parties for all of the RemainCo Shares is not in excess of $50,000,000;

(b)           The requirement that the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding the proceeds of any Equity Issuance by any Consolidated Party to any of the Sponsors or the Related Parties in connection with such Acquisition) paid by the Consolidated Parties in respect of all Acquisitions consummated during the period from October 17, 2003 to October 16, 2004 not exceed $40,000,000, as set forth in clause (i)(viii)(3) of Section 8.6 of the Amended Credit Agreement, is hereby waived solely with respect to the RemainCo Acquisition; provided, however, that the aggregate purchase price (excluding fees and expenses associated with the RemainCo Acquisition and the financing thereof, but specifically including any amounts paid to satisfy the Liens and obligations described in subparagraph (d) of this Part 3 to the extent that the Consolidated Parties are not indemnified for such amounts by Cardinal Health, Inc. and/or its affiliates pursuant to the RemainCo Purchase Agreement) paid by the Consolidated Parties for all of the RemainCo Shares is not in excess of $50,000,000; and

(c)           The consideration paid by the Consolidated Parties in respect of the RemainCo Acquisition shall be excluded from any future calculation under Section 8.6(i)(viii)(3) of the Amended Credit Agreement.

(d)           The existence of any Liens against RemainCo and/or its Subsidiaries described on Schedule 1 attached hereto and any obligations secured by such Liens shall not be deemed to constitute a breach of the terms of Section 8.1 or Section 8.2 of the Amended Credit Agreement, provided that, as of the date 45 days following the consummation of the RemainCo Acquisition (or such later date as the Administrative Agent shall reasonably determine), the Administrative Agent shall have received evidence satisfactory to the Administrative Agent and its legal counsel that (1) none of the Consolidated Parties shall be obligated in respect of any such Indebtedness or other obligations and (2) none of the Liens securing any such obligations shall be effective with respect to the Property of any Consolidated Party.

The waivers set forth in this Part III are one-time waivers and are granted only for the limited purposes set forth herein and shall be effective only in the specific circumstances provided for above and only for the purposes for which given.  Except as waived pursuant to the terms of this Part III or amended pursuant to Part II, the Existing Credit Agreement and all other Credit Documents shall continue in full force and effect.

PART 4

CONDITIONS TO EFFECTIVENESS

This Amendment shall be and become effective as of the date hereof (the “Third Amendment Effective Date”) when all of the conditions set forth in this Part 4 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Third Amendment.”

SUBPART 4.1       Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantors, the Required Lenders, the Required Revolving Lenders, and the Required Unfunded New Delayed-Draw Term Lenders.

SUBPART 4.2       Amendment Fee.  For the account of each Lender approving this Amendment by 12:00 noon Charlotte, North Carolina time on February 26, 2004 (as evidenced by delivery of an executed signature page prior to such time), the Administrative Agent shall have received an amendment fee equal to 12.5 basis points on the amount equal to the sum of (i) such Lender’s Revolving Commitment plus (ii) such Lender’s New Delayed-Draw Term Loan Commitment plus (iii) the outstanding Tranche B Term Loans held by such Lender.

SUBPART 4.3       Other Fees and Out of Pocket Costs.  The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Administrative Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Administrative Agent’s legal counsel), and all other fees and other amounts payable to the Administrative Agent or Banc of America Securities LLC, in each case in connection with the arrangement, negotiation, preparation, execution and delivery of this Amendment.

PART 5

MISCELLANEOUS

SUBPART 5.1       Representations and Warranties.  The Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders that (a) after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Credit Documents and (ii) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date) and (b) the transactions contemplated in this Amendment are not prohibited by the Subordinated Note Indenture (as in effect immediately prior to the Third Amendment Effective Date).

SUBPART 5.2       Reaffirmation of Credit Party Obligations.  Each Credit Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Credit Party Obligations.  Without limiting the generality of the proceeding sentence, (i) each of the Guarantors restates that it jointly and severally guarantees the prompt payment when due of all Credit Party Obligations, in accordance with, and pursuant to the terms of, Section 4 of the Existing Credit Agreement and (ii) each of the Credit Parties agrees that all references in the Collateral Documents to the term “Credit Party Obligations” shall be deemed to include all of the obligations of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

SUBPART 5.3       Cross-References.  References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 5.4       Instrument Pursuant to Existing Credit Agreement.  This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 5.5       References in Other Credit Documents.  At such time as this Amendment shall become effective pursuant to the terms of Part 4 all references in the Existing Credit Agreement and the other Credit Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 5.6       Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SUBPART 5.7       Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SUBPART 5.8       Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 5.9       Costs, Expenses.  The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 11.5 of the Existing Credit Agreement.